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                                                                   Exhibit 10.15

                                                      MAYO FOUNDATION
                                                      200 First Street SW
                                                      Rochester, Minnesota 55905
                                                      507-284-2511


February 4, 1998

VIA PRIORITY MAIL
-----------------

Mr. Stan Lapidus
EXACT LABORATORIES
63 Great Road
Maynard, MA  01754

     Re: Mayo Protocol "Screen Detection of Colorectal Neoplasia by DNA-based Assay (EXACT Test): Comparison with Fecal Occult Blood Testing"; Mayo TRB# 105-98, with Dr. David Ahlquist as Principal Investigator

Dear Mr. Lapidus:

         The above-entitled study with Doctor Ahlquist of our Institution has been approved by the appropriate Mayo committees. It is my understanding that EXACT Laboratories has agreed to provide a grant to support this study. The purpose of this letter is to outline some general policies under which we undertake this arrangement with your company.

         You have agreed to provide a grant of $256,892.00 to fund expenses associated with this study. You will provide this grant in the following manner:
$30,000.00 upon execution of this agreement; $113,446.00 on June 1, 1998; and $113,446.00 on June 1, 1999. Checks should be made payable to "Mayo Foundation" and sent to Mr. Ames Putnam, Research Services, Siebens 6, 200 First Street SW, Rochester, MN 55905. Each check shall reference Mayo IRB#. The Mayo Foundation taxpayer identification number is 41-6011702.

         Mayo will not use your company's name or trademarks in any news release, publicity release, or commercial communication without your express written approval. Correspondingly, EXACT shall not use the name of Mayo or its staff, or any of its trademarks, without the prior written approval of Mayo.

         In the interest of free exchange of scientific information, Mayo and the Principal Investigator intend to publish the results of this study. Mayo will include in that publication acknowledgement for your company's contribution to this study and will provide you with a copy.

         Mayo and Investigator agree to share data relating to the study with you. In order to protect patient confidentiality, any relevant patient data from this study furnished to you will be supplied without patient names or other patient identifying information. Your ability to review
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Mr. Stan Lapidus                       2                        February 4, 1998

patient medical records will be subject to reasonable safeguards for the protection of the patients' confidentiality.

         Mayo warrants that this study will be performed in accordance with all applicable federal, state and local laws and regulations, and Institutional guidelines, and that, if appropriate, Mayo will obtain from all subjects enrolled into the study a properly executed informed consent form that complies with such laws and regulations.

         Thank you for your generous support of Mayo's clinical and research efforts. Please indicate your acceptance of these issues by signing one copy of this letter and returning it to me.


                                      Sincerely,

                                      /s/ Nickie M. Bruce

                                      Nickie M. Bruce
                                      Research Contracts Manager

NB/MKV
cc:      David Ahlquist, M.D.



                                      EXACT CORPORATION

                                      By
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